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                     May 24, 2022

       Kenneth Pucheu
       Executive Vice President and Chief Financial Officer
       NexTier Oilfield Solutions Inc.
       3990 Rogerdale Rd.
       Houston, TX 77042

                                                        Re: NexTier Oilfield
Solutions Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No 1-37988

       Dear Mr. Pucheu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Kevin McDonald